EXHIBIT 99.1



                              TRITON ENERGY PRICES
                           $300 MILLION NOTES OFFERING

DALLAS, TEXAS - September 27, 2000 - Triton Energy Limited (NYSE: OIL) announces today that it will sell $300 million of 8 7/8% senior notes due 2007 in an offering within the United States to qualified institutional investors and outside the United States to non-U.S. investors. The offering is expected to close October 4, 2000.

The notes have a seven-year term and will be noncallable for the first four years.

Triton intends to use the proceeds to refinance its $200 million 8 3/4% Senior Notes due 2002, as well as for capital expenditures and other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                                      # # #

Investor  Contact: Crystal  C.  Bell,  Director, Investor Relations and
                   Corporate  Communications
                   Triton  Energy
                   (214)  691-5200

Media  Contact:    Mark  Semer
                   Kekst  and  Company
                   (212)  521-4802